Exhibit 99.1

Safeguard Scientifics Realizes $145.4 Million in Aggregate Cash Proceeds from Shire’s Acquisition of Advanced BioHealing

Transaction Expected to Generate 13x Cash-on-Cash Return to Safeguard

WAYNE, Pa.--(BUSINESS WIRE)--June 28, 2011--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its aggregate cash proceeds from the completed sale of life sciences partner company Advanced BioHealing, Inc. (ABH) to Shire plc (LSE: SHP, NASDAQ: SHPGY) are $145.4 million. In addition, $7.3 million will be held in escrow pending the expiration of an escrow period expiring March 31, 2012. Safeguard’s total expected proceeds will represent a 13x cash-on-cash return.

“This is a very exciting transaction for Safeguard since Shire announced that it was going to acquire ABH the night before ABH was scheduled to go public,” said Peter J. Boni, President and CEO of Safeguard. “Our demonstrated ability to pair our partner companies with top-tier, large-cap global strategic partners such as Shire drives value for our shareholders. We continue to execute on all cylinders to deploy capital into high-growth opportunities and to realize value in those companies with well-timed exits. We congratulate ABH’s Chairman and CEO, Kevin Rakin, on a successful milestone and wish him and the rest of the ABH team success in the future.”

During its more than four years as a Safeguard partner company, ABH increased revenues from a standstill to approximately $150 million in 2010. In addition, the company established robust commercial and scaled cell-based manufacturing infrastructures. As a result, ABH has transformed the way diabetic foot ulcers are being treated, while also offering a possibility to extend Dermagraft®’s utility to other areas of wound healing. Dermagraft is an FDA-approved, bio-engineered living skin substitute that assists in restoring damaged tissue and supports the body’s natural healing process.

CAPITAL DEPLOYMENT
In March 2011, Safeguard stated that it expects to use between $100 million and $150 million in cash in 2011, specifically for:

  Repayment of Senior Convertible Debentures;
  Corporate Expenses;
  Capital Deployment into New Partner Companies;
  Follow-on Funding for Current Partner Companies; and
  The Expansion of our Platform.

The following highlights some of the ways in which we have deployed capital year-to-date:

  February 2011 — Safeguard deployed $5 million in Series B financing for ThingWorx, a revolutionary platform designed to accelerate the development of applications connecting people, systems and devices.
  February 2011 — Safeguard provided $9 million in follow-on funding to MediaMath, in part, to expand global sales and marketing initiatives, as well as fuel further technology growth.
  March 2011 — Safeguard paid off $31.3 million of senior convertible debentures, which improved Safeguard’s debt-to-equity ratio to 1:5 at March 31, 2011.
  April 2011 — Safeguard deployed $25 million in a $45 million financing for PixelOptics, a medical technology company that’s developed the world’s first and only electronically-focusing prescription eyewear called emPower!
  June 2011 — Safeguard deployed $20 million in a $35 million financing round for NovaSom, a diagnostics company enabling home diagnosis and treatment of obstructive sleep apnea.

In addition, in April 2011, Safeguard announced that it reached an agreement in principle to expand its capital deployment capabilities through a strategic partnership with a private company which provides subordinated debt and structured equity financing. Safeguard will own a significant equity stake in the operating/management enterprise and will commit $30 million of capital to the initiative over a multi-year period.

EXIT TRANSACTIONS
Safeguard has realized significant value through various well-timed exits over the past six months, including:

  December 2010 — Clarient was acquired by GE Healthcare for $587 million, through which Safeguard realized a total of more than $200 million in cash from the sale of its equity interests in Clarient between 2009 and 2010—representing the largest cash return in Safeguard’s history.
  Cash-on-Cash Return = 3x
  December 2010 — Avid Radiopharmaceuticals was acquired by Eli Lilly and Company (NYSE: LLY) for an upfront payment of $300 million and up to $500 million in additional contingent payments based on Avid’s achievement of certain challenging regulatory and revenue milestones. Cash-on-Cash Return = 3x (could approach 8x based upon achievement of difficult revenue milestones)
  June 2011 — Portico Systems announced that it was to be acquired by McKesson for $90 million. Safeguard expects to receive aggregate cash proceeds of approximately $38 million related to its equity interest in Portico. Cash-on-cash return = 4x
  June 2011 — Advanced BioHealing was acquired by Shire plc (LSE: SHP, NASDAQ: SHPGY) for $750 million. Safeguard realized a total of $145.4 million in aggregate cash proceeds. Cash-on-Cash Return = 13x

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter at twitter.safeguard.com or on LinkedIn at linked.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications